Exhibit 4.8

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(c) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

SOUTHERN STAR CENTRAL CORP.

CUSIP NO.

ISIN NO.

No.	B-1

$

6.75% Senior Notes Due 2016

Southern Star Central Corp., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of                      DOLLARS on March 1, 2016 or such greater or lesser amount as may be indicated on Schedule A hereto.

Interest Payment Dates:	March 1 and September 1

Record Dates:	February 15 and August 15

Additional provisions of this Note are set forth on the other side of this Security.

Dated:

SOUTHERN STAR CENTRAL CORP.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
THE BANK OF NEW YORK TRUST COMPANY, N.A.
	as	Trustee, certifies that this is one of the Notes referred to in the within mentioned Indenture.

By:
Authorized Signatory

6.75% Senior Notes due 2016

Capitalized terms used herein will have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	INTEREST.

Southern Star Central Corp., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6.75% per annum from April 13, 2006 until maturity and will pay the Additional Interest payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Company will pay interest and Additional Interest, if any, semi-annually on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), with the same force and effect as if made on the date for such payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 13, 2006; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date will be September 1, 2006. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	METHOD OF PAYMENT.

The Company will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next (whether or not a Business Day) preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Additional Interest, if any, and interest at the office or agency of the Company maintained for such purpose within The City and State of New York, or, at the option of the Company, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which have provided wire transfer instructions to the Company or the Paying Agent if such Holders are registered Holders of at least $250,000 in principal amount of the Notes. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.	PAYING AGENT AND REGISTRAR.

Initially, The Bank of New York Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying

Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.	INDENTURE.

The Company issued the Notes under an Indenture dated as of April 13, 2006 (“Indenture”) between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and be controlling.

5.	OPTIONAL REDEMPTION.

(a) On and after March 1, 2011, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Percentage
2011	103.375%
2012	102.250%
2013	101.125%
2014 and thereafter	100.000%

(b) Notwithstanding the foregoing, at any time prior to March 1, 2009, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price of 106.750% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company; provided that at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company and its Subsidiaries); and provided, further, that any such redemption occurs within 180 days of the date of the closing of such Equity Offering.

(c) In addition, at any time and from time to time prior to March 1, 2011, the Company may redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest and Additional Interest, if any, thereon, to the redemption date. The Company will notify the Trustee of the amount of the Applicable Premium promptly after the calculation thereof (provided that the Trustee will not be responsible for such calculation).

6.	MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption payments with respect to the Notes.

7.	REPURCHASE AT OPTION OF HOLDER.

If there is a Change of Control Triggering Event, the Company will be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price equal to 101% of aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

8.	NOTICE OF REDEMPTION.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $2,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

9.	DENOMINATIONS, TRANSFER, EXCHANGE.

The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.	PERSONS DEEMED OWNERS.

The registered Holder of a Note may be treated as its owner for all purposes.

11.	AMENDMENT, SUPPLEMENT AND WAIVER.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder or to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

12.	DEFAULTS AND REMEDIES.

An “Event of Default” occurs if: (i) the Company defaults in the payment when due of interest on, or Additional Interest with respect to, the Notes and such default continues for a period of 30 days; (ii) the Company defaults in the payment when due of the principal of, or premium, if any, on the Notes; (iii) the Company or any of its Restricted Subsidiaries fails to comply with any of the provisions contained in Sections 4.13 or 5.01 of the Indenture; (iv) the Company or any of its Restricted Subsidiaries for 30 days after notice of such failure fails to comply with any of the provisions contained in Sections 4.07 or 4.09 of the Indenture; (v) the Company fails to comply with any of the provisions contained in Section 4.03 of the Indenture for 90 days after notice of such failure to the Company; (vi) the Company or any of its Restricted Subsidiaries fails to observe or perform any other covenant or other agreement in the Indenture or the Notes for 60 days after notice of such failure to the Company by the Trustee; (vii) a default occurs under any mortgage, other indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except with respect to a Default or Event of Default relating to the payment of principal of, or interest or premium of Additional Interest, if any, on, the Notes.

In the case of an Event of Default specified in clause (vii) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded with respect to the Notes, automatically and without any action by the Trustee or the Holders, if within 60 days after such Event of Default first arose the Company delivers an Officers’ Certificate to the Trustee stating that (1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (2) the holders of the Indebtedness have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (3) the default that is the basis for such Event of Default has been cured; provided, however, that in no event shall an acceleration of the principal amount of such series of Notes as described in this paragraph 12 be annulled, waived or rescinded upon the happening of any such events.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on, the Notes including in connection with an offer to purchase; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any payment default that resulted from such acceleration, if the rescission would not conflict with any judgment or decree or if all existing Events of Default have been cured or waived. Upon any such waiver, such Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured for every purpose of this Indenture; but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

13.	TRUSTEE DEALINGS WITH COMPANY.

The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14.	NO RECOURSE AGAINST OTHERS.

No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Noted by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

15.	AUTHENTICATION.

This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.	ABBREVIATIONS.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gifts to Minors Act).

17.	CUSIP NUMBERS.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18	GOVERNING LAW.

This Note will be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Southern Star Central Corp.

4700 Highway 56

Owensboro, Kentucky 42301

Attention: Beverly Griffith (Fax: (270) 852-5010)

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________________________________________________________________________________

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _______________________	Your Signature:
(Sign exactly as your name appears on the face of this Note)

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW
(1)	☐	to the Company; or

(2)	☐	pursuant to an effective registration statement under the Securities Act; or

(3)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or

(4)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act; or

(5)	☐	pursuant to any other available exemption from the registration requirements of the Securities Act.

If such transfer is being made pursuant to an offshore transaction in accordance with Rule 904 under the Securities Act, the undersigned further certifies that:

(i) the offer of the Notes was not made to a person in the United States;

(ii) either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(iii) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903 or Rule 904 of Regulation S, as applicable;

(iv) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

(v) we have advised the transferee of the transfer restrictions applicable to the Notes; and

(vi) if the circumstances set forth in Rule 904(b) under the Securities Act are applicable, we have complied with the additional conditions therein, including (if applicable) sending a confirmation or other notice stating that the Notes may be offered and sold during the distribution compliance period specified in Rule 903 of Regulation S, pursuant to registration of the Notes under the Securities Act or pursuant to an available exemption from the registration requirements under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) or (5) is checked, the Trustee will be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under the Securities Act.

Signature
Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: ____________________________
NOTICE: To be executed by an executive officer

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.13 of the Indenture, check the box below:

☐ Section 4.13

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.13 of the Indenture, state the amount you elect to have purchased: $

Date: _______________________	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.: ________________________________

Signature Guarantee:

Signature must be guaranteed

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule of Exchanges of Interests in the Global Note

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian